Exhibit 99.1

EVERGREEN ENERGY INC. ANNOUNCES LEADERSHIP CHANGE

Kevin R. Collins Named Interim President and CEO Replacing Mark S. Sexton; Robert J. Clark Named Chairman of the Board

FOR IMMEDIATE RELEASE:

DENVER, April 25, 2007 - Evergreen Energy Inc. (NYSE Arca: EEE) has appointed new corporate leadership, installing Kevin R. Collins as interim CEO and president and Robert J. Clark as chairman of the Board of Directors. Collins and Clark fill the positions held previously by Mark S. Sexton, who has left the company.

“The Board acted decisively to bring a fresh approach at the top that would best accelerate Evergreen’s strategy of optimizing operations at our Wyoming coal refinery, signing definitive agreements for K-Direct plants, obtaining financing agreements and beginning construction of those plants,” said Clark, on behalf of the Board.

“Mark helped Evergreen advance a new energy technology into production. As we look ahead, our vision and strategy will not change, but we will sharpen our focus on the execution that is necessary to capitalize on the significant opportunity for K-Fuel® Refined Coal,” added Clark.

The company also formed a four-member executive committee of the Board that will consult with, assist and support Mr. Collins. The executive committee is comprised of Mr. Clark, president, CEO and director of Bear Cub Energy LLC, Dr. Manuel Johnson, co-chairman and senior partner of Johnson Smick International, Inc. and a former vice chairman of the Board of Governors of the Federal Reserve System, W. Grady Rosier, president and CEO of the McLane Company Inc., a subsidiary of Berkshire Hathaway, Inc., and Jack Pester, chairman of the board of Pester Marketing, a retailer of petroleum products, and former senior vice president of International Marketing and Refining at The Coastal Corporation.

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Evergreen Energy-Management Change
April 25, 2007 - Page 2

The company will report its first quarter financial results as scheduled tomorrow at 11:30 AM EDT with interim CEO and President Kevin Collins hosting the conference call.

The Board Executive Committee will oversee the search for a new CEO. Collins, 50, joined the company in September 2005.

A conference call for financial analysts with Clark, Rosier and Collins to discuss the management change, including a question and answer session, is scheduled for 5:15 PM EDT today. The dial-in number is 866-510-0708. International callers should dial 617-597-5377. The participant password is 55472218.

An online archive of the call will be available at www.evgenergy.com for thirty days. Additionally, a replay of the call will be available by dialing 888-286-8010 pass code 60333549, from 9:30 PM ET April 25 through May 25, 2007.

About Evergreen Energy

Evergreen Energy Inc. refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

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Contacts:
Analysts and Investors               Media and Public Affairs
Karli Anderson                            Paul Jacobson
Director, Investor Relations        VP, Corporate Communications
303.293.2992                                303.293.2992